EXHIBIT 99.1

Smith-Midland Reports Fourth Quarter and Year End 2021 Financial Results

Record-Setting EPS and Royalty Revenue for Fiscal 2021

MIDLAND, VA – March 31, 2022 – Smith-Midland Corporation (NASDAQ: SMID) provider of innovative, high-quality proprietary and patented precast concrete products and systems today announced fourth quarter and year end results for 2021.

Fourth Quarter 2021 Highlights

•	Acquired 30-acre industrial lot adjacent to Virginia manufacturing facility

•	Awarded $4.2 million barrier rental contract

•	Current backlog increased to $29.0 million from $19.6 million in the prior year

Full Year 2021 Highlights

•	Record high earnings per share of $1.45, compared to $0.51 in 2020, an increase of 184 percent

•	Record high royalty revenue of $2.2 million, an increase of 31% over 2020

•	Earned approval by the California Department of Transportation for use of J-J Hooks barrier system

•	Included in the Russell Microcap Index

•	Achieved STEP Platinum Status in ABC Safety Management Program delivering the safest year in Company history

“We are pleased with our strong year-over-year results which yielded significantly higher bottom-line performance. Even with the uncertainty and headwinds from COVID-19, inflation, supply chain challenges, and labor constraints, we were able to deliver the most profitable and safest year in our Company’s history. This also marks the seventh consecutive year of positive earnings. The fourth quarter results for the current year are less favorable as compared to record fourth quarter results in 2020, driven by short-term special barrier projects. Looking forward to 2022, we have planned strategic investments estimated at $5 million to increase our rental fleet to approximately 550,000 linear feet, and an additional $1.5 million to expand our storage lot facilitating the rental fleet growth initiative. Both investments align with the Company’s long-term plan to increase barrier rental revenue to further increase margins and profitability,” said Ashley B. Smith, Chief Executive Officer.

“Regulatory tailwinds continue to generate considerable long-term opportunities, particularly for our patented J-J Hooks MASH-TL3 compliant highway barrier system. We are in the best position in the Company’s history to be able to capitalize on this opportunity as highway barrier is replaced across the United States over the next three to eight years. We now have over 40 licensees producing J-J Hooks barrier, and recently received approvals in California and Florida, which have the 2nd and 3rd most highway miles in the country behind Texas where we have had licensees for over two decades. With the expanded barrier rental fleet in 2022, the Company is also poised to capture market share as infrastructure spending increases over the coming few years,” said Smith.

“Our sales and marketing efforts over the past year paid off. Backlog increased during the first quarter 2022 to $29 million, with additional orders expected to be awarded during the second quarter 2022. We have plans to expand our sales team, in coordination with strategic increases in advertising spend, with the focus on increasing top line revenues. The first quarter of 2022 has started off slower than expected due to a variety of factors including a normal seasonally slow period, project delays, COVID-19, and labor constraints. I am proud of Smith-Midland’s team and commend them for their hard work throughout the year. We remain focused on the long-term by executing against our clear strategic roadmap,” concluded Smith.

Fourth Quarter 2021 Results

The Company reported 2021 fourth quarter revenues of approximately $10.0 million compared to 2020 fourth quarter revenues of $11.1 million or a decline of 10 percent year-over-year. The decrease is primarily attributable to non-recurring special projects that took place in the fourth quarter of 2020, along with some delays in customer approvals for production, inflationary increases in material costs, and labor constraints. The Company had an operating loss for fourth quarter 2021 of $179,000 compared to the fourth quarter of 2020 operating income totaling $1.3 million. Net income totaled $24,000 in fourth quarter 2021 compared to net income of $713,000 for the fourth quarter 2020. The basic and diluted earnings per share for the fourth quarter 2021 was zero as compared to basic and diluted earnings per share of $0.13 in fourth quarter 2020.

Year End 2021 Results

For fiscal 2021, the Company reported total revenues of $50.6 million compared to $43.8 million in 2020 representing a 15 percent increase year-over-year. Barrier rentals drove the increase in revenue primarily due to multiple short-term special barrier rental projects in the first quarter 2021 and we continued to increase our core barrier linear feet rented over the prior year. The Company anticipates continued growth of core rental revenues moving throughout the year. Gross margins, excluding royalties, increased to 25 percent in 2021 from 22 percent in 2020, mainly due to the increase in barrier rentals. Operating income increased 64 percent for the year ended 2021 to $6.2 million compared to $3.8 million for the full year 2020. Operating expenses for 2021 increased over 2020 mainly due to increased non-cash stock compensation expenses and increased selling costs associated with additional sales personnel. Net income for fiscal 2021 totaled $7.6 million compared to $2.7 million a year ago. Earnings per share increased 184 percent to $1.45 for full year 2021 compared to $0.51 for fiscal 2020. Profitability for the year ended December 31, 2021 was positively impacted by the forgiveness of the PPP loan in the amount of $2.7 million, adding $0.51 to earnings per share.

Product Sales

Total product sales for the full year 2021 improved 6 percent to $28.5 million compared to $26.7 million in 2020. SlenderWall sales increased 89 percent to $1.8 million during fiscal 2021 compared to $948,000 in fiscal 2020. The increase is primarily associated with a project that began production at the end of the second quarter 2021. Soundwall sales contributed $8 million in revenue during 2021 totaling a 7 percent increase over fiscal 2020. As anticipated, Soundwall revenues trended lower during the fourth quarter 2021 compared to fourth quarter 2020 posting revenue of $1.5 million compared to $1.7 million as a large project was completed. Barrier sales contributed $4.7 million in revenue for the full year 2021 compared to $5.5 million in the prior year which is in line with the strategic shift to barrier rentals versus barrier sales. Utility sales grew 88 percent when compared to fiscal 2020 primarily due to the data center project win announced in third quarter 2021.

Service Revenue

Service revenue which is comprised of royalty income, barrier rental revenue, and shipping and installation totaled $22.1 million for the full year 2021 compared to $17.0 million for full year 2020. Royalty income increased 31 percent year-over-year to $2.2 million mainly attributed to increases in barrier royalties for the Company's proprietary, interlocking JJ-Hooks highway barriers. Barrier rental revenue for fiscal 2021 was approximately $10 million for the full year, a 44 percent increase compared to fiscal 2020. Barrier rental revenue for fourth quarter 2021 totaled $1.3 million compared to $2.1 million in fourth quarter 2020. Fourth quarter 2020 revenue included several high-margin, short-term barrier projects that did not recur in fourth quarter 2021. Smith-Midland continues to focus on barrier rentals versus barrier sales to drive higher margins. The Company made progress in building out the rental fleet, increasing the core rental fleet revenues by 51 percent during 2021 as compared to 2020. Shipping and installation revenue increased 17 percent to $10 million compared to $8.5 million in the prior year.

Balance Sheet and Liquidity

As of December 31, 2021, Smith-Midland's cash totaled $13.5 million compared to cash and investments totaling approximately $10 million at year end. Accounts receivable totaled $10.5 million and debt totaled $4.2 million as of December 31, 2021. Capital spending totaled $5.4 million in 2021 compared to $2.6 million in 2020. In 2021, $3.6 million was used primarily for the purchase of additional land adjacent to the manufacturing facility in Virginia, the purchase of additional rental barrier, and other equipment. Subsequent to the year-end 2021, the Company completed financing for the additional land purchase for $2.8 million.

Macro Environment and Outlook

A continuing dynamic macro environment including increases in labor and material costs are a reality for most companies today. The Company expects the first quarter 2022 to experience similar inflationary factors and customer approval delays experienced during fourth quarter 2021. Smith-Midland anticipates increased sales volumes in the second and third quarter 2022. Continued infrastructure initiatives across the United States are anticipated to yield positive results for our portfolio of patented, proprietary, and customized products. Smith-Midland continues to take a long-term approach to growth in the business. The Company’s raw material inventories are stable, and Smith-Midland is working hard to attract and retain labor. Management continues to work on expanding the licensee network and extending the geographic reach of Smith-Midland’s portfolio of proprietary and patented products. The Company is focused on managing the things within its control and remains focused on the long-term strategic growth initiatives to drive shareholder value.

We are poised to capitalize on the favorable demand trends and market fundamentals across our market area. We anticipate that both private and public construction activity will accelerate in 2022 and result in increased bidding, selling, production, and rental demand in 2022 and beyond. The trends, combined with the additional federal funding from the recent Infrastructure and Jobs Act and additional state infrastructure spending, support growing construction activities and Smith-Midland has the ability and capacity to supply the product and services needed in our market.

About Smith-Midland

Smith-Midland invents, develops, manufactures, licenses, rents, and sells a broad array of precast concrete products and systems for use primarily in the construction, transportation, and utility industries. Management and the board own approximately 5 percent of SMID stock, aligning with shareholder values.

Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risk that the coronavirus outbreak may adversely affect future operations, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, inflation, general business and economic conditions, out debt exposure, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Company Contact:

AJ Krick, CFO

540-439-3266

investors@smithmidland.com

Investor Relations:

Steven Hooser or Deidra Roy

Three Part Advisors, LLC

214-872-2710